                                                                   Exhibit 12.01

               Travelers Property Casualty Corp. and Subsidiaries
                Computation of Ratio of Earnings to Fixed Charges
                   (In millions of dollars, except for ratio)

                                                Three Months Ended      Nine Months Ended
                                                ------------------      -----------------
                                                   September 30,           September 30,
                                                   -------------           -------------
                                                  1997       1996         1997       1996
                                                  ----       ----       ------       ----
Income before income taxes                        $467       $353       $1,250       $117
Interest                                            41         40          121         78
Portion of rentals deemed to be interest             9          9           27         27
                                                  ----       ----       ------       ----
Earnings available for fixed charges              $517       $402       $1,398       $222
                                                  ====       ====       ======       ====
Fixed charges:
   Interest                                       $ 41       $ 40       $  121       $ 78
   Portion of rentals deemed to be interest          9          9           27         27
                                                  ----       ----       ------       ----
   Total fixed charges                            $ 50       $ 49       $  148       $105
                                                  ====       ====       ======       ====
Ratio of earnings to fixed charges                10.34x     8.20x       9.45x       2.11x
                                                  ====       ====       ======       ====



The ratio of earnings to fixed charges is computed by dividing income before income taxes and fixed charges by the fixed charges. For purposes of this ratio, fixed charges consist of that portion of rentals deemed representative of the appropriate interest factor.